UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 20, 2004

                        Commission File number 000-30654

                            APROPOS TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)



                   Illinois                             36-3644751
        (State or other jurisdiction of     (I.R.S. Employer Identification No.)
        incorporation or organization)


                           One Tower Lane, 28th Floor
                        Oakbrook Terrace, Illinois 60181
          (Address of principal executive offices, including zip code)

                                 (630) 472-9600
              (Registrant's telephone number, including area code)

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ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

     Kevin G. Kerns, resigned as director of the Company effective July 30, 2004. Mr. Kerns will remain an employee of the Company and will continue to receive his current compensation through September 30, 2004, his Separation Date, in accordance with the Company's existing Employment Contract with Mr. Kerns.

     In September 2004, the Company entered into a Separation and Release Agreement with Mr. Kerns, which provides certain benefits to Mr. Kerns in connection with his separation. Mr. Kerns may revoke his consent to the Agreement in the 7-day period following the date upon which Mr. Kerns signed the Agreement. Pursuant to this Agreement, the Company confirmed its obligation under the Employment Contract to make a Severance Payment of $230,000 payable in equal monthly installments over the next 12 months, commencing October 1, 2004. In addition, the Company accelerated the vesting of 114,800 option shares previously granted to Mr. Kerns and provided for a 12-month period of exercise following the Separation Date for that option. The Company also waived its right to recover any alternative minimum tax credit which might be available to Mr. Kerns in connection with the exercise of his options.

     Mr. Kerns provided the Company with a general release of all claims he may have against it in connection with his employment relationship with the Company and agreed to abide by the restrictions contained in the Company's Employee Noncompetition, Nondisclosure and Developments Agreement. Following his separation, Mr. Kerns has agreed to cooperate with the Company in connection with certain corporate matters and any action, proceeding, investigation or litigation involving the Company, and to be available for consultation with the Company's management for a period of three months following his Separation Date without additional compensation.





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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized, on September 22, 2004.

                                      Apropos Technology, Inc.



                                      /s/ Francis J. Leonard
                                      ------------------------------------------
                                      Francis J. Leonard
                                      Chief Financial Officer and Vice President
                                      (Principal Financial Officer and
                                      Authorized Officer)

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